AMENDED AND RESTATED
OPERATING AGREEMENT
of
TF NOCA BLU, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is dated as of the 28th day of February, 2023 and is entered into among **TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC**, a Delaware limited liability company (the "Class A Member"), **TRILOGY MULTIFAMILY FUND II, LP**, a Delaware limited partnership ("Fund II") and **TRILOGY MULTIFAMILY FUND III, LP**, a Delaware limited partnership ("Fund III"). Fund II and Fund III are each a "Class B Member" and are collectively the "Class B Members". Each Class A Member and Class B Member is referred to as a "Member" and all of the Class A Member and Class B Members are collectively referred to as the "Members". Pursuant to Section 8.1, Class A Member is the manager of the Company (the "Manager").

RECITALS

WHEREAS, TF Noca Blu, LLC, a Delaware limited liability company (the "Company") was formed on November 29, 2021 with the filing of the Certificate of Formation with the Delaware Secretary of State (the "Certificate");

WHEREAS, prior to the date hereof, Class A Member was the sole member of the Company;

WHEREAS, prior to the date hereof, each of the Class B Members had made a separate loan to the Company each of which loan was evidenced by a separate Amended and Restated Promissory Note dated September 22, 2022 from the Company in favor of the respective Class B Member (each a "Class B Loan Note");

WHEREAS, on the date of this Agreement, the Company has obtained the Loan (as defined in Article 3) from the Lender (as defined in Article 3);

WHEREAS, concurrent with the execution of this Agreement and the funding of the Loan the following has concurrent occurred (collectively, the "Closing Actions"), (i) Fund II has agreed to contribute the remaining balance due under its respective Class B Loan Note into the Company on and as of the date hereof in exchange for being admitted as a Class B Member of the Company and the granting of a capital account in the same amount (the "Fund II Note Contribution"); (iii) Fund III has agreed to contribute the remaining balance due under its respective Class B Loan Note into the Company on and as of the date hereof in exchange for being admitted as a Class B Member of the Company and the granting of a capital account in the same amount (the "Fund III Note Contribution"); (iii) Fund III has made an additional cash capital contribution to the Company (the "Fund III Closing Contribution"); and (iv) Class A Member has made an additional cash capital contribution to the Company (the "Class A Closing Contribution"); and

WHEREAS, in connection with obtaining the Loan and the Closing Actions, the Members desire to execute this Agreement in order to govern the operations of the Company hereafter and to serve as a complete amendment and restatement of any and all other operating agreements of the Company heretofore existing.

ARTICLE 1
Formation of Company

1.1 Statutory Authority. With the filing of the Certificate, the Company was formed as limited liability company under and pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the "Act"). Except as otherwise expressly provided in this Agreement, the rights and obligations of the Company and its Members shall be governed by the Act.

1.2 Filings. On November 29, 2021, the Certificate was filed in the Office of the Delaware Secretary of State forming the Company. Manager shall make or cause to be made such other filings and recordings and it shall do or cause to be done such other acts and things conforming thereto as shall constitute compliance with all requirements for the formation of a limited liability company under the Act and the laws of such other states in which the Company elects to do business.

ARTICLE 2
Name

The name of the Company shall be the name set forth in the heading of this Agreement. The affairs of the Company shall be conducted under the Company name or such other name as the Manager may select in accordance with the Act and the Loan Documents. The Manager shall execute and file with the proper offices any and all certificates required by the fictitious name or assumed name statutes of the states in which the Company elects to do business. The Company shall have the exclusive ownership of and right to use the Company name as long as the Company continues.

ARTICLE 3
Purpose of the Company

The purpose of the Company is to acquire, own, operate, lease, maintain, monitor, manage and sell the real estate commonly known as Noca Blu, 2340 North California, Chicago, Illinois 60647, including all rights and privileges associated therewith (said undivided interest is referred to herein as the "Property"). The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing, including, without limitation: (i) the ownership, leasing and management, of the Property (or an interest therein); (ii) the financing of the Property through a loan (the "Loan") from CBRE Capital Markets, Inc., together with its successors and/or assigns, including the Freddie Mac (the "Lender"); (iii) to enter into and perform its obligations under any and all notes, deeds of trust, assignments, security agreements, certificates, and other agreements, instruments and now documents now or hereafter evidencing or securing the obligations to Lender under the Loan, including all amendments, substitutions, replacement or renewals thereto (the

"Loan Documents"); (iv) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and (v) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes. The Company is hereby authorized and empowered to do all things necessary or useful to obtain the Loan, including without limitation, the execution of such documents as the Lender may require, and as shall be fit and proper to execute, all such acts herein authorized being undertaken for, on behalf of the Company as evidenced by this Agreement.

ARTICLE 4
Offices, Records and Agents

4.1 Principal Office of the Company. The principal office of the Company shall be located at such place within or outside of Delaware as the Manager may from time to time designate. The Company may have secondary offices at such other place or places as the Manager may from time to time designate.

4.2 Records to be Maintained. The Manager shall at all times during the continuance of the Company keep at the Company's principal office such records and information as the Company may be required to maintain in accordance with the Act.

4.3 Registered Office and Registered Agent. The Manager shall designate a registered office and a registered agent for service of process in accordance with the Act. The Manager may from time to time in accordance with the Act change the Company's registered office and/or registered agent. The Manager shall select and designate a registered office and registered agent for the Company in each other state in which the Company is required to maintain or appoint one.

ARTICLE 5
Term of Existence and Termination of the Company

5.1 Term of the Company. The Company shall commence upon the filing of the Certificate of Formation of the Company with the Office of the Delaware Secretary of State and shall continue in perpetuity, unless sooner terminated in accordance with Section 5.2, below.

5.2 Dissolution.

(a) Subject to Article 15, the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner required under this Section 5.2 or permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company (other than (y) upon an assignment by such Member of all of its limited liability company interest in the Company and the admission of the

transferee pursuant to Article 10 below, or (z) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Articles 10 and 11 below), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (1) to continue the Company and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the Member in the Company.

(b) Notwithstanding any other provision of this Agreement, the bankruptcy of any Member or any additional member shall not cause the Member or any additional member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement, each of the Members and any additional member waive any right it might have to agree in writing to dissolve the Company upon the bankruptcy of the last remaining Member or any additional member, or the occurrence of an event that causes the last remaining Member or any additional member to cease to be a member of the Company.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

(f) Upon the termination of the Company, the affairs of the Company shall be wound up and the Company shall be dissolved; provided, however, that this Agreement generally and Article 12 below in particular shall govern the conduct of the parties during the winding up of the Company.

ARTICLE 6
Contributions to Capital

6.1 Capital Contributions.

(a) Prior to or concurrent with the date of this Agreement, the Class A Member has made capital contributions to the Company, including the Class A Closing Contribution, in the amount set forth on Schedule 1.

(b) Concurrent with the date of this Agreement and after giving effect to the Fund II Note Contribution, Fund II shall be deemed to have made a capital contribution to the Company on the date hereof in the amount set forth on Schedule 1.

(c) Concurrent with the date of this Agreement and after giving effect to the Fund III Note Contribution and the Fund III Closing Contribution, Fund III shall be deemed to have made a capital contribution to the Company in the amount set forth on Schedule 1.

(d) As used herein, the term "Capital Percentages" means, as to each Member, an amount (expressed as a percentage) obtained by dividing the amount of such Member's Unreturned Capital (as defined in Section 7.2) as of the date of measurement by the aggregate amount of all Unreturned Capital of all of the Members as of the same date. For clarity, Funding Amounts (as defined below) made by Members shall not be considered Unreturned Capital for purposes of calculating the Capital Percentage of the Members.

6.2 Additional Capital Contributions. If the Manager reasonably determines that capital in excess of the Company's available funds is required by the Company to fund any Company expenditures, then the Manager shall make a call for additional capital contributions from all Members (a "Capital Call") based on their respective Capital Percentages as of the date of the capital call. Any notice of a Capital Call shall state: (a) the aggregate amount of such additional capital contributions needed (the "Required Amount") and the pro rata share attributable to each Member based on the Capital Percentage, (b) reasonable detail as to the reasons for the Capital Call and the intended use of the Required Amount, and (c) the date required for the funding of the Required Amount. Any Member may waive the requirement of such a notice of a Capital Call. Other than pursuant to a Capital Call, no Member shall be entitled or required to make any capital contributions to the Company. A Member is not required to fund a Capital Call, but may do so in its sole discretion.

6.4 Capital Call Deficiency. If the Manager makes a Capital Call, and any Member or Members elect not to fund its ratable share of the Capital Call, the aggregate unfunded portion of the Required Amount shall be a "Deficiency". The Member or Members that failed to fund its share of the Required Amount thereby creating the Deficiency are each referred to as a "Non-Contributing Member". The Members that have funded their full ratable share of the Required Amount shall each be referred to as a "Contributing Member". In the event of each Deficiency, the Manager shall be authorized to take any of the following actions:

(a) return the capital contributions made to the Contributing Members and nullify the Capital Call;

(b) accept the capital contributions from the Contributing Members and simply allow the Deficiency to remain and used that portion of the funded Required Amount as per the Capital Call;

(c) accept additional capital contributions from any of the Contributing Members in any amounts as Manager determines so as to fund all or any portion of the Deficiency;

(d) accept a funding from any of the Contributing Members in any amounts as Manager determines so as to fund all or any portion of the Deficiency and treat such as a "Funding Amount" pursuant to this Section 6.4 each a "Funding Amount"), in which event: (i) the Contributing Member that actually funds a Funding Amount shall become a "Funding Member" with respect to such Funding Amount; (ii) such Funding Amount shall bear interest at a market rate of interest as determined and memorialized in writing by the Manager at the time of the funding of such Funding Amount (the "Funding Rate"); and (iii) such Funding Amount (and interest at the Funding Rate) shall be paid to the Funding Members in accordance with Article 7 of this Agreement.

ARTICLE 7
Allocations and Distributions

7.1 Books of Account.

(a) At all times during the continuance of the Company the Manager shall cause proper and true books of account to be maintained in conformity with sound accounting principles consistently applied wherein there shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company's activities, and all of such other transactions, matters and things relating to the Company as are usually entered in books of account kept by persons engaged in activities of a like kind and character.

(b) The Company's books of account shall be closed as soon as practicable after the close of each calendar year (which shall be the Company's "Fiscal Year"). The Members shall thereafter be provided with a report of the Company's books of account.

7.2 Definitions. The following terms shall have the following meanings:

(a) "Available Cash" shall consist of all cash on hand of the Company irrespective of its source, excluding, however, (i) "Capital Event Proceeds" (as defined below) and (ii) such reserves for the future debts, expenses, plans and contingencies of the Company as Manager may establish.

(b) "Capital Event Proceeds" shall consist of the net amount of cash received by the Company from the sale, exchange, transfer, assignment, refinancing, condemnation, casualty loss or other disposition by the Company of its assets outside of the ordinary course of business, less (i) the portion thereof disbursed by Manager for the payment of the Company's debts and expenses and (ii) such other reserves for the future debts, expenses, plans and contingencies of the Company as Manager may establish. Capital Event Proceeds shall include amounts distributed to the Company as an owner of another entity to the extent that the amount distributed, in the hands of the distributing entity, is in the nature of Capital Event Proceeds. Amounts released from a reserve of Capital Event Proceeds shall be treated as Capital Event Proceeds.

(c) "Class A Bonds" means all classes of bonds issued by the Class A Member, a portion of the proceeds of which were used to fund the Class A Member's capital contributions to the Company.

(d) "Class A Bonds Amount" means, as of the date in question, the aggregate face amount of all Class A Bonds which has accrued, is payable and remains outstanding (regardless of whether (or how much) of such has been contributed in any fashion to the Company).

(d) "Class A Bond Return" means, as of the date in question, the amount of interest that the Class A Member is required to pay on a current basis with respect to the Class A Bond Amount.

(e) "Class B Percentages" means, as to each Class B Member, an amount (expressed as a percentage) obtained by dividing the amount of Class B Member's Unreturned Capital as of the date of measurement by the aggregate amount of all Unreturned Capital of the Class B Members as of the same date. For clarity, Funding Amounts made by Class B Members shall not be considered Unreturned Capital for purposes of calculating the Class B Percentages of the Class B Members.

(e) "Class B Return" means, an amount of non-compounding, simple interest on the Unreturned Capital of a Class B Member calculated at the rate of 7% per annum on the basis of a 365-day year accruing from the date of this Agreement until all Unreturned Capital is paid to the Class B Member.

(f) "Funding Member Percentages" means, as to a Funding Member, the amount (expressed as a percentage) obtained by dividing the amount of such Funding Member's aggregate Unreturned Funding Amounts as of the date of measurement by the aggregate amount of all Unreturned Funding Amounts of all Funding Members as of the same date.

(f) "Funding Return" means an amount of interest accruing at the applicable Funding Rate for each Funding Amount calculated on the basis of a 365-day year accruing from the Funding Date until such Funding Amount is paid in full.

(f) "Unreturned Capital" of a Member equals the sum of all of such Member's capital contributions to the Company, less the sum of all distributions made to such Member under this Article that are identified (in the distribution provisions of this Article) as distributions of Unreturned Capital. If a person acquires all or a portion of another Member's interest in the Company, the transferee shall succeed to the corresponding proportion of the transferor Member's Unreturned Capital at the time of the transfer.

(g) "Unreturned Funding Amounts" means, collectively, all Funding Amounts actually funded by any Funding Members pursuant to Section 6.3 which remain outstanding as of the date of measurement.

7.3 Distributions of Available Cash. Available Cash shall be distributed to the Members at such times as Manager shall determine in the following rank and order:

(a) First, 100% to the Funding Members to pay any then accrued and unpaid Funding Return then due to the Funding Members, pari passu and pro rata, in accordance with the Funding Member Percentages; then

(b) Second, 100% to the Class A Member until Class A Member has received an amount equal to the Class A Bond Return then due; and

(c) Third, 100% to the Class B Members to pay both: (i) any then unpaid Class B Return then due to the Class B Members, pari passu and pro rata, in accordance with the Class B Percentages; and (ii) any Accrued Class B Return; and

(d) The remainder to the Class B Members, pari passu and pro rata, in accordance with the Class B Sharing Percentages as a return of capital to the Class B Members.

For clarity, to the extent that distributions are made to Class A Member pursuant to Section 7.3(b), but the Available Cash is insufficient to pay (on a current basis) the full amount of unpaid Class B Return then due, the unpaid amount of such Class B Return shall accrue on a non-compounded basis (collectively, the "Accrued Class B Return"). All Accrued Class B Return shall be payable at such time as there is Available Cash after making a distribution pursuant to Section 7.3(b) or from Capital Event Proceeds pursuant to Section 7.4.

7.4 Distributions of Capital Event Proceeds. Capital Event Proceeds shall be distributed to the Members at such times as Manager shall determine in the following rank and order:

(a) First, 100% to the Funding Members to pay any then accrued and unpaid Funding Return then due to the Funding Members, pari passu and pro rata, in accordance with the Funding Member Percentages; then

(b) Second, 100% to the Funding Members to pay any Unreturned Funding Amounts remaining due to the Funding Members, pari passu and pro rata, in accordance with the Funding Member Percentages; and

(c) Third, 100% to the Class B Members, pari passu and pro rata, in accordance with their Capital Percentages until such time as the Class B Members shall have received their entire Class B Return (including any Accrued Class B Return and Unreturned Capital due; and

(d) The remainder to the Class A Member.

7.5 Withholding Taxes.

(a) If the Company is required to pay or withhold any Federal, state, foreign or local taxes levied on all or part of a Member's distributions and/or allocable share of the Company's income, the Company shall have the right to do so and such payment or withholding by the Company shall be treated as a distribution to the Member for whom such payment or withholding is made and shall reduce the amount of the instant and/or future distributions to be paid to such Member.

(b) In Manager's discretion, if (or to the extent that) the provisions of paragraph (a) have not been invoked, the Member for whom any tax payment or withholding would be made shall, within three business days after being so notified by the Company, provide the Company with immediately available funds in the amount needed by the Company to satisfy such liability. Any amount so paid to the Company shall not be treated as a capital contribution to the Company. Should a Member fail to timely make any such payment to the Company when due, such Member shall be in breach of its obligations under this Agreement and shall indemnify and hold the Company and the other Members harmless for any costs, penalties, payments or damages incurred by the Company or the other Members as a result of such failure, and such Member shall pay the Company interest in respect of any disbursements made by the Company as a result of such Member failing to timely make payments required by this Section at the rate of 10% per annum.

(c) Any costs and expenses incurred or to be incurred by the Company in connection with making any tax filings (including a share of the cost and expense of any composite filings Manager may elect to make) or otherwise in connection with the administration of taxes described in this Section may, in Manager's discretion, be added to the amount of taxes treated as distributions under paragraph (a) or to be paid to the Company under paragraph (b).

(d) The preceding paragraphs shall also have application to:

(i) Taxes that are not in the nature of withholding taxes but are assessable against the Company with reference to (or where there is exemption from based upon) the status or nature of a Member (e.g., the Illinois Personal Property Replacement Tax).

(ii) Any tax assessed against or otherwise required to be paid by the Company under the New Audit Procedures (as described in Section 7.12), which tax shall be allocated among the Members (including any person that was a Member during any period to which such assessment relates, even if such Member is not a Member at the time the assessment is made or actually paid by the Company) as determined by Manager.

7.6 <u>Restrictions on Distributions</u>. Notwithstanding the distributions contemplated by this Section, if the Company has creditors, no distribution may be made if, after giving effect to such distribution, either (i) the Company would be unable to pay its debts as they become due in the usual course of business or (ii) the net assets of the Company would be less than zero. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution of capital to the Members on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or would constitute a default under the Loan Documents.

7.7 <u>Tax Reporting</u>. Manager shall be responsible for engaging an accountant to prepare and to see to the filing of all Federal, state and local tax returns on behalf of the Company. Manager shall provide each Member with such statements as shall be necessary to advise the Members properly about their investment in the Company for income tax reporting purposes.

7.8 Capital Accounts. As part of the Company's books of account, an individual "capital account" shall be maintained for each Member at all times in accordance with sound accounting principles consistently applied.

7.9 Financial (Book) Allocations. The net profit or net loss of the Company, determined on an annual basis in accordance with sound accounting principles, shall be allocated among the Members in accordance with any reasonable method selected by Manager and consistently applied that takes due account of the Members' economic interests in the Company and risk of loss as reflected by their capital contributions, rights to distributions and liability (direct and indirect) for the Company's debts and other obligations.

7.10 Tax Allocations. Except as provided herein, or as otherwise required by the Code or Treasury Regulations promulgated thereunder (including, without limitation, Treasury Regulations Sections 1.704-1 and 1.704-2), Company income, gain, loss, deduction, credit and other partnership items, as computed for Federal income tax purposes, shall be allocated among the Members in the same manner as the corresponding book items are allocated pursuant to Section 7.9.

7.11 Tax Elections. Manager shall have the right to make (and revoke) any and all tax elections for the Company, including, without limitation, an election to adjust the tax basis of Company assets under Code Section 754.

7.12 Administration of Tax Proceedings. Manager shall appoint, remove and replace the Company's partnership representative (referred to herein as the "Partnership Representative"). Upon the resignation or removal of the Partnership Representative, a successor Partnership Representative shall be selected by Manager.

(a) In accordance with Code Section 6221 et seq. (the "New Audit Procedures"), the Partnership Representative shall represent the Company in any tax dispute, controversy, audit or other administrative proceeding with the Internal Revenue Service and in any judicial proceeding regarding the same. The Partnership Representative shall be entitled to take such actions on behalf of the Company in any and all such administrative or judicial proceedings as it reasonably determines to be appropriate.

(b) The Partnership Representative shall be entitled to make any and all elections under the New Audit Procedures, including without limitation an election out of the New Audit Procedures under Code Section 6221(b) or an election to "push out" to the Company's Members and former Members any "partnership adjustment" under Code Section 6226.

(c) The Partnership Representative shall employ experienced tax counsel to assist the Partnership Representative. Notwithstanding the foregoing, it shall be the responsibility of each Member, at its expense, to employ tax counsel to represent its separate interests to the extent not inconsistent with the New Audit Procedures.

(d) The Partnership Representative shall keep the Members informed of all administrative and judicial proceedings with the Internal Revenue Service and shall furnish to each

Member who so requests in writing a copy of each notice or other communication received by the Partnership Representative from the Internal Revenue Service, except such notices or communications as are sent directly to such Member by the Internal Revenue Service.

(e) The Company shall not be obligated to pay any fees or other compensation to the Partnership Representative in its capacity as such; provided, however, that all reasonable expenses incurred by the Partnership Representative in serving as the Partnership Representative shall be Company expenses and the Partnership Representative shall be reimbursed by the Company in connection therewith. If the Partnership Representative is required by law or regulation to incur fees and expenses in connection with tax matters not affecting each of the Members, then the Partnership Representative may, in its sole discretion, obtain reimbursement from those Members on whose behalf such fees and expenses were incurred.

(f) The Members agree to cooperate in good faith to timely provide information reasonably requested by the Partnership Representative as needed to comply with the Partnership Representative's responsibilities under the Code (and to provide notice to the Partnership Representative of any change in such information), including information that will enable the Company to make (and take full advantage of) any elections available to the Company under the New Audit Procedures.

(g) The Company shall make any payments of assessed amounts under Code Section 6221 and shall allocate any such assessment among the current or former Members of the Company for the "reviewed year" to which the assessment relates in a manner that reflects the current or former Members' respective interests in the Company for that reviewed year based on such Member's share of such assessment as would have occurred if the Company had amended the tax returns for such reviewed year and such Member incurred the assessment directly (using the tax rates applicable to the Company under Code Section 6225(b)).

(h) To the extent that the Company is assessed amounts under Code Section 6221(a) and an election under Code Section 6226 has not been made with respect to such amounts, the current or former Member(s) to which this assessment relates shall pay to the Company such Member's share of the assessed amounts, including such Member's share of any additional accrued interest assessed against the Company relating to such Member's share of the assessment, upon 20 days of written notice from the Partnership Representative requesting the payment. With respect to current Members, the Company may (in Manager's discretion) allow some or all of a Member's obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement, provided that such application to and reduction of the distributions shall apply to all current Members, pro rata and pari passu, based on the Members' shares of the assessment.

(i) Unless waived by Manager in its sole discretion, the transferee or successor of a Member shall be responsible (jointly and severally with the transferor or predecessor) for any liability that the transferor Member might have for taxes assessable against the former Member under this clause.

(ii) The provisions contained in this clause shall survive the dissolution of the Company, the redemption or withdrawal of any Member or the transfer of any Member's interest in the Company.

(iii) The provisions contained in this clause shall take precedence over any inconsistent provisions of this Agreement.

(i) The Partnership Representative shall also serve as the Company's representative and agent in connection with the administration of any other state, local or other tax adjustment, audit, dispute or controversy that requires or allows for the appointment of a Company representative.

(j) The Partnership Representative is entitled to indemnification by the Company in accordance with Section 8.7.

ARTICLE 8
Rights, Duties, Liabilities and Restrictions of the Members

8.1 Management by Manager. As further set forth in this Agreement, the Company shall be managed by the Class A Member as the manager and Class A Member is hereby appointed as the Manager. Any replacement manager of the Company shall be appointed only by an affirmative vote of 100% of the Members.

8.2 Authority of Manager.

(a) Except as otherwise provided herein, the Manager shall have the sole and exclusive right and authority to manage, control and conduct the affairs of the Company. The Manager shall make all decisions affecting the affairs and business of the Company and shall carry out the purposes of the Company as set forth herein.

(b) Without limiting the generality of the foregoing, and consistent with the purposes of the Company, the Manager shall have the power and authority to acquire assets; purchase goods and services; sell, exchange, lease, license or otherwise deal in or with any and all assets of the Company; borrow funds to finance the Company's activities and in connection with such borrowing, to mortgage, hypothecate, pledge, lien or otherwise encumber the revenues and assets of the Company; to enter into any contract or agreement or amend or cancel the same; and to invest and reinvest any funds or other assets of the Company -- all as incident to or necessary for the operations of the Company. Without limitation of the foregoing and for the avoidance of any doubt, it is explicitly declared that the Manager has the absolute authority to sell, exchange or otherwise dispose of all or substantially all of the Company's assets, including in a transaction that is not in the ordinary course of business.

(c) Nothing herein contained shall impose any obligation on any person or firm doing business with the Company to inquire as to whether or not a Manager has exceeded its power and authority in executing any contract, lease, mortgage, security agreement, deed or other instrument

on behalf of the Company, and any such third person shall be fully protected in relying upon such authority.

(d) The Manager shall have no authority to expend or use Company money or property other than on the account and for the benefit of the Company or to pledge any of the Company's credit or property for other than Company purposes.

8.3 Bank Accounts. Pending any expenditure or long-term investment, all funds of the Company shall be deposited in the Company name in such bank account or accounts as shall be designated by the Manager from time to time. All withdrawals therefrom shall be made upon the signature of such person or persons as the Manager may designate, including the Officers (defined below).

8.4 Compensation of Manager for Management. During the term of the Company, the Manager shall not be entitled to any additional fees or other remunerations for its management of the Company.

8.5 Expenditures by Manager. The Company shall reimburse the Manager for any costs that may be properly expended by the Manager on behalf of the Company made out of funds other than those of the Company.

8.6 Liability of Manager. The Manager (which for purposes of this Section 8.6 and Section 8.7 below shall include its partners, officers, directors, shareholders, members, managers, employees, agents, affiliates) shall not be liable to the Company or any other Member for honest mistakes of judgment, or for any action or inaction, taken reasonably and in good faith for a purpose that was reasonably believed to be in the best interests of the Company, or for losses due to such mistakes, action or inaction, or for the negligence, dishonesty or bad faith of any employee, broker or other agent of the Company, provided that such employee, broker or agent was selected, engaged or retained and supervised with reasonable care. The Manager may consult with counsel and accountants in respect of Company affairs and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 8.6 shall not be construed to relieve (or attempt to relieve) any person of any liability by reason of gross negligence, recklessness or intentional wrongdoing or to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 8.6 to the fullest extent permitted by law.

8.7 Indemnification. (a) Subject to Section 15.2 below, the Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company), whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a manager, member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and

reasonably incurred by the person in connection with the action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of *nolo contendere* or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person's conduct was unlawful.

(b) Subject to Section 15.2 below, the Company shall indemnify every person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit, by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, officer, employee or agent of the Company, or is or was serving at the request of the limited liability company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, provided that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company, unless, and only to the extent that, the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for those expenses as the court shall deem proper.

(c) Subject to Section 15.2 below, to the extent that a manager, officer, employee or agent of the Company has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in paragraph (a) or (b), above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by the person in connection therewith.

(d) Subject to Section 15.2 below, any indemnification under paragraphs (a) and (b), above (unless ordered by a court), shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the director, officer, manager, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in either paragraph (a) or (b), above. The determination shall be made (i) by the Manager; or (ii) by independent legal counsel in a written opinion, at the discretion of the Manager.

(e) Subject to Section 15.2 below, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of the action, suit or proceeding, as authorized by the Manager in the specific case, as provided in paragraph (d), above, upon receipt of an undertaking by or on behalf of the director, officer, manager, employee or agent to repay that amount, unless it shall ultimately be determined that the person is entitled to be indemnified by the limited liability company as authorized in this Section 8.7.

(f) The indemnification provided by this Section 8.7 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Company's Certificate of Formation, or any agreement, vote of Members, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, manager, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

(g) The Company may purchase and maintain insurance on behalf of any person who is or was a manager, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in any capacity, or arising out of the person's status as such, whether or not the Company would have the power to indemnify the person against the liability under the provisions of this Section 8.7.

(h) If the Company has paid indemnity or has advanced expenses to a manager, officer, director, employee or agent, the Company shall promptly report the indemnification or advance in writing to the Members.

(i) For purposes of this Section 8.7, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a manager, employee or agent of the Company that imposes duties on, or involves services by the manager, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. A person who acted in good faith and in a manner the person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Section 8.7.

8.8 Authorized Officers of the Company. The Manager may from time to time appoint one or more persons to act as officers of the Company (the "Officers") who shall act as authorized signatories to execute agreements, contracts, documents (including promissory notes, mortgages, security agreements and other loan documents) and other instruments (including deeds) on behalf of the Company. Manager may also from time to time appoint one or more Officers in such capacities and with such delegated rights and powers as Manager may approve. No such Officer shall have any different or greater rights and powers than Manager has under this Agreement. Officers shall be entitled to be indemnified by the Company in accordance with Section 8.7. Without limiting the generality of this Section, appointed Officers may include one or more of the following:

(a) President and Chief Executive Officer. The President and Chief Executive Officer shall, subject to the control of Manager, have general supervision, direction, and control of the business and affairs of the Company, the general powers and duties of management usually vested in the office of president of a corporation, and all other powers and duties as may be prescribed by Manager. Within this authority and in the course of his duties, the President and Chief Executive

Officer shall (i) preside at all meetings of the Members and be an ex officio member of all standing committees of the Company; (ii) when authorized by Manager or required by law, execute, in the name of the Company, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, bonds, debentures, contracts and other papers and instruments in writing, and, unless Manager shall order otherwise, make contracts as the ordinary conduct of the Company's business may require; (iii) appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents and employees of the Company other than the duly appointed officers, subject to the approval of Manager; and control, subject to the direction of Manager, all of the officers, agents and employees of the Company; and (iv) unless otherwise directed by Manager, attend in person or by substitute appointed by him or her and otherwise act and vote on behalf of the Company in all meetings, consents or other proceedings of the owners of any entity in which the Company holds an interest. For purposes of clarity, the President and Chief Executive Officer may execute any document in either capacity with equal force and effect (and need not execute in both capacities in each case). As of the date of this Agreement, but subject to modification and removal by action of the Manager, the President and Chief Executive Officer of the Company shall be Sonil S. Gehani.

(b) Chief Operating Officer. The Chief Operating Officer shall (i) have charge and custody of, and be responsible for, all funds and securities of the Company, and deposit all funds in the name of the Company in banks, trust companies, or other depositories as shall be selected by Manager; (ii) receive, and give receipt for, moneys due and payable to the Company from any source whatever; (iii) disburse, or cause to be disbursed, the funds of the Company as may be directed by Manager, taking proper vouchers for the disbursements; (iv) keep and maintain adequate and correct books and records of account; (v) exhibit at all reasonable times the books and records of account of the Company to proper persons on terms as are provided by law, on proper application during business hours at the Company's principal office; (vi) when and as requested, render to the President or Chief Executive Officer and the Members accounts of all his transactions as Chief Operating Officer and of the financial condition of the Company; and (vii) in general, perform all the duties incident to the office of Chief Operating Officer and all other duties as from time to time may be assigned to him by Manager. As of the date of this Agreement, but subject to modification and removal by action of the Manager, the Chief Operating Officer of the Company shall be Girish Gehani.

(c) Vice Presidents. In the absence or disability of the President or Chief Executive Officer, the Vice Presidents, if more than one, in order of their rank as fixed by Manager or, if not ranked, the Vice President designated by Manager, shall perform all the duties of the President and Chief Executive Officer, and when so acting shall have all the powers of, and be subject to all the restrictions on, the President. The Vice Presidents shall have all other powers and perform all other duties as from time to time may be prescribed for them respectively by Manager. As of the date of this Agreement, but subject to modification and removal by action of the Manager, Girish Gehani is appointed as a Vice President of the Company.

(d) Secretary. The Secretary shall (i) keep at the Company's principal office the records required to be maintained hereunder; (ii) sign, certify or attest documents as may be required by law or the business of the Company; keep the Company seal, if any; and affix the seal to instruments as may be necessary or proper; (iii) see that all notices are duly given in accordance

with the provisions of this Agreement or the Act; (iv) see that the books, reports, statements, certificates and all other documents and records required hereunder and by the Act are properly kept and filed; and (v) in general, perform all duties incident to the office of Secretary, and any other duties as from time to time may be assigned by Manager. As of the date of this Agreement, but subject to modification and removal by action of the Manager, K. Shaylan Baldwin is appointed as Secretary of the Company.

ARTICLE 9
Membership

The Members shall not be personally liable for any of the debts of the Company or any of the losses thereof beyond the amount contributed or required to be contributed by it to the Company under this Agreement and as otherwise specified in the Act.

ARTICLE 10
Admission of Additional Members; Assignment Provisions

10.1 Additional Members.

(a) Subject to Section 10.2 and Section 10.4 below, the Manager may admit one or more additional Persons as Member(s) in its discretion on such terms as the Manager shall deem reasonable and fair.

(b) Coincident with the admission of an additional Member, this Agreement shall be amended and restated in its entirety to reflect the rights, privileges, obligations and economic interests of the several Members.

10.2 General Provisions. Subject to Section 10.4 below, the following rules shall apply to transfers of Company interests and the admission of additional persons to the Company:

(a) No person shall be admitted as a transferee or additional Member hereunder unless and until (i) in the case of an assignment of an interest in the Company permitted hereby, the assignment is made in writing, signed by the assignor and accepted in writing by the assignee, and a duplicate original of the assignment is delivered to and accepted by all other Members, and (ii) the prospective admittee executes and delivers to the Company the amended and restated operating agreement contemplated by Section 10.1(b), above.

(b) Any person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations hereof to which its predecessor in interest, if any, was subject or bound, without regard to whether such person has executed a counterpart hereof or any other document contemplated hereby. No person, including the legal representatives, heirs or legatees of a deceased Member, shall have any rights or obligations greater than those set forth herein and no person shall acquire an interest in the Company or become a Member except as permitted hereby.

(c) The Company shall be entitled to treat the assignor of the assigned interest as the absolute owner thereof in all respects and shall incur no liability for distributions made in good faith to such assignor prior to such time as the documents specified in paragraph (a), above, have been delivered to and accepted by all Members.

(d) The costs incurred by the Company in processing an assignment (including attorney's fees) shall be borne by the assignee, and shall be payable prior to and as a condition of admission to the Company.

10.3 Transfers by Member. (a) Subject to Section 10.4 below, the death, disability, court declaration of incompetence, bankruptcy, dissolution, liquidation or other dissociation of a Member shall not dissolve the Company, but it shall be continued with the successor or legal representative of the Member; such successor or legal representative shall, to the extent of the interest acquired, be entitled only to the predecessor Member's rights, if any, in the capital, profits and losses and distributions of the Company, and no such person shall have any right to participate in the management of the affairs of the Company or vote on any Company matter without the written consent of all other Member(s), if any.

(b) Subject to Section 10.4 below, in addition to the general restrictions set forth herein, no Member shall sell, exchange, pledge, mortgage, hypothecate or otherwise transfer or encumber its interest in the Company without first obtaining the prior approval of all of the Members. Any such transfer or encumbrance shall be void from inception and of no force or effect whatsoever.

10.4 Restrictions Under Loan Documents. Notwithstanding anything to the contrary contained herein, for so long as any obligations remain outstanding under the Loan, no transfers of direct or indirect ownership interests of the Company shall be permitted except as expressly set forth in the Loan Documents.

ARTICLE 11
Resignations and Withdrawals

The Members shall not be entitled to withdraw or resign from the Company, except pursuant to the terms of this Agreement and subject to Section 10.4 above. The Members shall not be entitled to receive any money or property from the Company except (a) by way of distributions upon the winding up of the Company pursuant to Article 12 below, (b) by way of distributions of cash flow as provided pursuant to Section 7.3 above, and (c) as expressly provided elsewhere in this Agreement.

ARTICLE 12
Winding Up

12.1 Liquidation Procedures. Upon dissolution of the Company pursuant to Article 5 above, the affairs of the Company shall be wound up and the Company shall be dissolved. As part of the winding up of the Company, a proper accounting shall be made of the net profit or net loss of the Company from the date of the last previous accounting to the date of termination.

12.2 Liquidating Trustee. Upon the winding up of the Company business for any reason, the Manager shall act as "Liquidating Trustee" or shall elect a Liquidating Trustee or the Manager shall have the right to appoint a Liquidating Trustee, in its discretion. The Liquidating Trustee shall have full power to sell, assign and encumber Company assets. All certificates or notices required by law shall be filed on behalf of the Company by the Liquidating Trustee.

12.3 Distribution on Winding Up. In the event of the winding up of the Company for any reason, the proceeds of liquidation shall be applied by the end of the Fiscal Year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation, in the following rank and order:

(a) To the creditors of the Company, including any Members, if a creditor, in satisfaction of liabilities of the Company, all in the order of priority and to the extent provided by law; and then

(b) To the Members in accordance with Section 7.4.

12.4 Liquidating Trust. In the discretion of the Liquidating Trustee, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Section 12.3 above may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

12.5 Distributions In Kind. The Liquidating Trustee may in its discretion make a distribution of Company property in kind, subject to such reasonable conditions and restrictions as are necessary or advisable in order to preserve the value of the assets distributed or for legal reasons.

ARTICLE 13
Conflicts and Covenants

13.1 Member's Time Commitment. The Members shall cause so much time to be devoted to the business of the Company as, in its judgment, the conduct of the Company's business shall reasonably require.

13.2 Related Business Partners. The Company may employ, contract for services with, acquire or sell goods, property and materials from or to and otherwise deal with the Members or any affiliate of the Members, on any basis which is customary and competitive, or otherwise fair and reasonable.

13.3 Competitive Undertakings. Except as otherwise provided herein, the Members may engage in business ventures of any nature and description independently or with others,

including, but not limited to, business of the character described in Article 3 above (or any part thereof), and the Company shall not have any rights in or to such independent ventures or the income or profits derived therefrom.

ARTICLE 14
Amendments

Subject to Section 15.5, below, the terms and provisions of this Agreement may be modified or amended upon the written approval of all of the Members.

ARTICLE 15
Special Purpose Entity Provisions

15.1 Powers and Duties. Notwithstanding any other provisions of this Agreement and any provision of law that otherwise empowers the Company and so long as any obligations secured by the Loan Agreement (defined Section 15.3 below) remain outstanding and have not been discharged in full, the Company shall not do anything which would violate Section 6.13 of the Loan Agreement.

15.2 Subordination of Indemnification Provisions/Fees. Notwithstanding any provision hereof to the contrary: (a) any indemnification claim against the Company arising under the Certificate of Formation, this Agreement or the laws of the State of Delaware shall be fully subordinate to any obligations of the Company to Lender arising under the Loan Documents; and (b) any fee payable by the Company to any Member pursuant to this Agreement shall be fully subordinate to any obligations of the Company to Lender arising under the Loan Documents..

15.3 SPE Operating Covenants. Notwithstanding any provisions hereof to the contrary, until such time as the Loan from Lender shall be repaid in full, the Company shall remain a "Single Purpose Entity" which means at all times since its formation and thereafter, the Company (with capitalized terms used in this Section 15.3 which are not otherwise defined in this Agreement having the meanings given to such term in that certain Multifamily Loan and Security Agreement (the "Loan Agreement") to be given to the Lender to secure the repayment of the Loan):

(a) shall not engage in any business or activity, other than the ownership, operation and maintenance of the Property and activities incidental thereto;

(b) shall not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Property and such Personalty as may be necessary for the operation of the Property and shall conduct and operate its business as presently conducted and operated;

(c) shall preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and shall do all things necessary to observe organizational formalities;

(d) shall not merge or consolidate with any other Person;

(e) shall not take any action to dissolve, divide or create divisions, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers permitted under the Loan Agreement; issue additional partnership, membership or other equity interests, as applicable; or seek to accomplish any of the foregoing;

(f) shall not, without the prior unanimous written consent of all of the Members and the Manager: (i) file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company adjudicated bankrupt or insolvent, (ii) institute proceedings under any applicable insolvency law, (iii) seek any relief under any law relating to relief from debts or the protection of debtors, (iv) consent to the filing or institution of a Bankruptcy against the Company, (v) file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (vi) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property, (vii) make any assignment for the benefit of creditors of the Company, (viii) admit in writing the Company's inability to pay its debts generally as they become due, or (ix) take action in furtherance of any of the foregoing;

(g) shall not amend or restate its organizational documents if such change would cause the provisions set forth in those organizational documents not to comply with the requirements set forth in this Section 15.3;

(h) shall not own any subsidiary or make any investment in, any other Person;

(i) shall not commingle its assets with the assets of any other Person and shall hold all of its assets in its own name;

(j) shall not incur any debt, secured or unsecured, direct or contingent (including, without limitation, guaranteeing any obligation), other than, (i) the Indebtedness (and any further indebtedness as described in Section 11.11 of the Loan Agreement with regard to Supplemental Instruments), and (ii) customary unsecured trade payables incurred in the ordinary course of owning and operating the Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of two percent (2%) of the original principal amount of the Indebtedness and are paid within sixty (60) days of the date incurred, and (iii) purchase money financing for the purchase of equipment to be used at the Property provided such amounts do not exceed $50,000 at any one time; provided that no Member of the Company will be required to contribute any capital in excess of that required by the Company's organizational documents to satisfy this covenant, but provided further that this qualification will not be deemed to amend or modify the obligations under the Guaranty of any Member of the Company who is a Guarantor, if applicable;

(k) shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and shall not list its assets as assets on the financial statement of any other Person; provided, however, that the Company's assets may be included in a consolidated financial statement of its

Affiliate provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company's assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Company's own separate balance sheet;

(l) except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents, shall only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of Company or any Guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm's-length basis with third parties;

(m) shall not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(n) shall not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Note) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;

(o) shall not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and shall not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(p) shall file its own tax returns separate from those of any other Person, except to the extent that (A) Company is treated as a "disregarded entity" for tax purposes and is not required to file tax returns under applicable law or (B) is required by applicable law to file consolidated tax returns, and will pay any taxes required to be paid under applicable law;

(q) shall hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, shall correct any known misunderstanding regarding its separate identity and shall not identify itself or any of its Affiliates as a division or department of any other Person;

(r) shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall pay its debts and liabilities from its own assets as the same shall become due; provided, however, that nothing in this subsection (r) will require any Member of the Company or any Borrower Principal to make any equity contribution to the Company;

(s) shall allocate fairly and reasonably shared expenses with Affiliates (including, without limitation, shared office space) and use separate stationery, invoices and checks bearing its own name;

(t) shall pay (or cause the Property Manager to pay on behalf of the Company from the Company's funds) its own liabilities (including, without limitation, salaries of its own employees) from its own funds; provided, however, that nothing in this subsection (t) will require any Member of the Company or any Borrower Principal to make any equity contribution to the Company;

(u) shall not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable;

(v) except as contemplated or permitted by the property management agreement with respect to the Property Manager, shall not permit any Affiliate or constituent party independent access to its bank accounts; and

(w) shall maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds; ; provided, however, that nothing in this subsection (w) will require any Member of the Company or any Borrower Principal to make any equity contribution to the Company.

15.4 Standing. The Lender and Members shall have standing to enforce compliance with provisions of this Article 15.

15.5 Amendment of Special Purpose Provisions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, for so long as any obligation is outstanding under the Loan Documents, the Members shall not permit the Company, and the Company shall not, amend, alter, change any of Sections 8.1, 8.2, 8.7, 10.1(a), 10.2, 10.3 and 10.4, or Article 2, Article 3, Article 5, Article 11, Article 14 or this Article 15 (the "Special Purpose Provisions"), or any other provision of this or any other document governing the formation, management or operation of the Company in a manner that is inconsistent with any of the Special Purpose Provisions, unless the Lender consents in writing. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

15.6 Third Party Beneficiary. The Lender is a third-party beneficiary of the Special Purpose Provisions.

ARTICLE 16
General Provisions

16.1 Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given:

(a) Upon personal delivery.

(b) On the fifth business day following mailing from within the United States by first class United States mail, postage prepaid, certified mail.

(c) On the next business day following delivery via a recognized overnight delivery service such as Federal Express or DHL.

Notices, offers or other communications to the Company shall be addressed to the Company in care of the Manager at the address beneath the Manager's name on the signature page of this Agreement. Notices, offers or other communications to a Member shall be addressed to a Member at the address beneath the Member's name on the signature page of this Agreement. A Member may change its address for all future notices, offers or other communications by giving notice stating its new address.

16.2 Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Members and their respective legal representatives, heirs, successors and permitted assigns, except as expressly herein otherwise provided.

16.3 Governing Law. This Agreement shall be construed in conformity with the laws of the State of Delaware, as applied to agreements whose only parties are residents of such state and which are to be performed entirely within such state.

16.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

16.5 Facsimile and Digital Transmitted Signatures. Signatures transmitted by facsimile or digital (e.g., an e-mailed ".pdf" document) means shall be considered authentic and binding.

16.6 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

16.7 Entire Understanding. This Agreement constitutes the entire understanding of the Members and supersedes any prior understanding and/or written or oral agreements by it with respect to the Company.

16.8 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid by such court, shall not be affected thereby.

[remainder of page intentionally left blank]

[signature follows on next page S-1 and S-2]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

CLASS A MEMBER:

TRILOGY MULTIFAMILY INCOME & GROWTH HOLDINGS I, LLC, a Delaware limited liability company

By: Trilogy Multifamily Income & Growth Holdings I Manager, LLC, a Delaware limited liability company, its manager

By: Trilogy Multifamily Income & Growth Partners, LLC, a Delaware limited liability company, its manager

By: TREG Manager, LLC, a Delaware limited liability company, its managing member

By: ______________________
Sonil S. Gehani
Manager

Address:

520 West Erie Street, Suite 100
Chicago, Illinois 60654

[signatures of Class B Members follow on Page S-2]

CLASS B MEMBERS:

TRILOGY MULTIFAMILY FUND II, L.P., a Delaware limited partnership

By: Trilogy Residential Advisors II, LLC, a Delaware limited liability company, its general partner

By: Trilogy Real Estate Investors, LLC, a Delaware limited liability company, its managing member

By: Riani Holdings, LLC, an Illinois limited liability company, its managing member

By: ______________________
Sonil S. Gehani, Manager

Address:

520 West Erie Street, Suite 100
Chicago, Illinois 60654

TRILOGY MULTIFAMILY FUND III, L.P., a Delaware limited partnership

By: Trilogy Residential Advisors III, LLC, a Delaware limited liability company, its general partner

By: Trilogy Real Estate Investors, LLC, a Delaware limited liability company, its managing member

By: Riani Holdings, LLC, an Illinois limited liability company, its managing member

By: ______________________
Sonil S. Gehani, Manager

Address:

520 West Erie Street, Suite 100
Chicago, Illinois 60654

Schedule 1

Schedule of Members and Capital Contributions

MEMBER	CLASS A OR CLASS B	CAPITAL CONTRIBUTIONS AS OF DATE OF THIS AGREEMENT
Trilogy Multifamily Income & Growth Holdings I, LLC, a Delaware limited liability company	Class A	$12,397,922.00
Trilogy Multifamily Fund II, L.P., a Delaware limited partnership	Class B	$5,734,870.00
Trilogy Multifamily Fund III, L.P., a Delaware limited partnership	Class B	$5,230,911.00